UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 28, 2005

PACIFICORP

(Exact name of registrant as specified in its charter)

STATE OF OREGON (State or other jurisdiction of incorporation)	1-5152 (Commission File No.)	93-0246090 (I.R.S. Employer Identification No.)

825 N.E. Multnomah, Suite 2000, Portland, Oregon (Address of principal executive offices)	97232-4116 (Zip Code)

Registrant’s telephone number, including area code:

(503) 813-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On September 30, 2005, PacifiCorp issued 11,617,101 shares of its common stock to its parent company, PacifiCorp Holdings, Inc. (“PHI”), at a total price of $125.0 million, or $10.76 per share. The shares were issued to PHI, the holder of all of PacifiCorp’s outstanding Common Stock, as a private placement under Section 4(2) of the Securities Act of 1933.

Item 8.01 Other Events.

On September 28, 2005, the Oregon Public Utility Commission (“OPUC”) issued an order that increases annual rates for PacifiCorp’s Oregon customers by $25.9 million, or approximately 3.2%, above current levels. The new rates take effect October 4, 2005. The order includes a downward rate adjustment based on OPUC’s interpretation and implementation of Oregon Senate Bill 408, recently enacted legislation that would in the future require an automatic adjustment to rates for taxes collected by utilities that are not paid to units of government. PacifiCorp’s original increase request of $102.0 million was filed in November 2004 and subsequently adjusted to $52.5 million through corrections, updates and settlement agreements among PacifiCorp, OPUC staff and customer groups.

A copy of PacifiCorp’s press release reacting to the order is attached hereto as Exhibit 99 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99. PacifiCorp Press Release dated September 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFICORP (Registrant)
By	/s/ Andrew P. Haller
Andrew P. Haller Senior Vice President, General Counsel and Corporate Secretary

Date: October 3, 2005